EXHIBIT 11

                                 TIDEWATER INC.
                   EARNINGS PER SHARE COMPUTATION INFORMATION
                    YEARS ENDED MARCH 31, 1996, 1995 AND 1994

                                                                    (in thousands, except share and per share data)
                                                                            1996            1995            1994
- -----------------------------------------------------------------------------------------------------------------
Earnings before extraordinary item                                 $        76,177         51,187          44,660
Extraordinary loss on early debt retirement                                 ---            ---            (12,250)
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Net earnings                                                       $        76,177         51,187          32,410
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Issued shares: 61,882,695

Weighted average common shares outstanding                              61,675,360     61,586,175      60,419,859
Incremental shares applicable to stock options                             485,618        272,719         371,470
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Weighted average common shares and equivalents                          62,160,978     61,858,894      60,791,329
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Primary and fully-diluted earnings per common share:
    Earnings before extraordinary item                             $          1.23            .83             .73
    Extraordinary loss on early debt retirement                             ---            ---               (.20)
- -----------------------------------------------------------------------------------------------------------------
    Net earnings                                                   $          1.23            .83             .53
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
The above earnings per share (EPS) calculations are submitted in accordance with APB Opinion No. 15. An EPS calculation in accordance with Regulation S-K item 601(b)(11) is not shown above because it produces an anti-dilutive result. The following information is disclosed for purposes of calculating the anti-dilutive EPS for fiscal year 1994:

                                                                            1996             1995           1994
- ----------------------------------------------------------------------------------------------------------------
Shares attributable to assumed conversion
    of convertible subordinated debentures                                  ---            ---          1,840,880

Interest expense (in thousands) applicable
    to convertible subordinated debentures,
    net of income taxes                                            $        ---            ---              2,377
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
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